Exhibit 99.1

SERENA SOFTWARE ANNOUNCES PROPOSED PRIVATE PLACEMENT OF

$150 MILLION CONVERTIBLE SUBORDINATED NOTE OFFERING

San Mateo, California, December 8, 2003 — SERENA Software, Inc. (Nasdaq: SRNA) announced today that it intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of its convertible subordinated notes due 2023 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The interest rate, number of shares issuable upon conversion of the notes, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchasers of the notes.

The company stated that it expects to grant the initial purchasers a 30-day option to purchase up to an additional $30 million principal amount of notes.

The company intends to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payment on the notes and to purchase up to 1 million shares of the company’s common stock from investors in the notes in connection with the offering pursuant to the company’s previously announced stock buy back program. The company expects to use the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies or strategic investments. Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.